Exhibit 99.1
Encore Acquisition Company Furnishes First Quarter 2009 Operations Update
FORT WORTH, Texas—(BUSINESS WIRE)—April 28, 2009
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today provided a first quarter 2009 operations update.
Production
As previously announced, average daily production volumes for the first quarter of 2009 increased 10 percent over the first quarter of 2008, increasing from 38,196 barrels of oil equivalent per day (“BOE/D”) to 41,900 BOE/D, beating the mid-point of previously released guidance by over 1,900 BOE/D. The Company produced 27,645 Bbls of oil per day in the first quarter of 2009 compared to 27,516 Bbls per day in the first quarter of 2008. Natural gas volumes increased 33 percent from 64,081 Mcf per day in the first quarter of 2008 to 85,528 Mcf per day in the first quarter of 2009. Net profits interest reduced wellhead volumes by 1,406 BOE/D in the first quarter of 2009, 144 BOE/D better than the mid-point of previously released guidance, as compared to 1,822 BOE/D in the first quarter of 2008.
Operations Update
West Texas
The West Texas JV (the “JV”) with ExxonMobil finished the first quarter of 2009 at 30.0 MMcfe/D net to the Company. The JV averaged 28.5 MMcfe/D during the quarter, which was 16 percent above the Company’s expectations. Much of the better than expected performance was the result of two wells brought online in the fourth quarter of 2008, the McElroy Ranch 62H at Wilshire Field, and the Banner Estate 92H at the Brown Bassett Field. The two wells came online in December 2008 and continue to outperform. The Company brought six wells online in the JV during the first quarter of 2009 with five of the six meeting or exceeding expectations.
Bakken/Sanish Play
Since the beginning of the year, Encore has drilled and completed four wells in its North Dakota Bakken/Sanish play, three of which were completed as producers. The Brekhus 12-14H was a dry hole in Encore’s Greenbush prospect, north of the Company’s Almond area. The results of the wells completed as producers are highlighted in the following table:

		7-Day IP
Well Name	Zone	(BOE/D)	Prospect Name	County
State Charlson 11-16H	Sanish	515	Charlson	McKenzie
Cherry Creek State 44-36H	Sanish	400	Cherry Creek	McKenzie
Stenehjem State 44-21H	Sanish	435	Cherry Creek	McKenzie

Encore Acquisition Company
First Quarter 2009 Operations Update
Although the Greenbush well was a disappointment, the two Cherry Creek wells showed very positive results, and the Charlson area continues to perform well for the Company. Production in the North Dakota Bakken/Sanish play averaged 2,796 BOE/D during the first quarter of 2009.
Haynesville
The Company established its first Haynesville production in Northwest Louisiana with two horizontal wells completed in the first quarter of 2009. The operated Querbes 29-4H in the Greenwood field came online in February just above expectations at a 7-day IP rate of 6.8 MMcfe/D. A few miles to the east, the Company’s first non-operated horizontal well was brought online in the Caspiana field. The Hall 9-1, in which the Company has a 28 percent working interest, went to sales in March at a rate of 13.7 MMcfe/D, more than doubling expectations. The Company has just finished drilling its second horizontal well in the Greenwood Waskom area and has two additional non-operated horizontal wells drilling in the Caspiana field.
Cedar Creek Anticline
Encore’s production at the Cedar Creek Anticline exceeded guidance by 615 BOE/D. Production averaged 11,571 BOE/D for the first quarter of 2009. Encore’s Coral Creek waterflood on the Cedar Creek Anticline accounted for a significant portion of the increased production. Encore is progressing with plans to convert high pressure air injectors to water injectors on the Cedar Creek Anticline. In the first quarter of 2009, the Company converted 12 air injector wells in the Pennel air flood to water injection. By doing so, Encore expects to reduce operating expenses in this unit by more than 15 percent. Similarly, Encore is currently converting air injection wells in the Little Beaver area to water injection. The Company does not expect to lose any production as a result of the conversion from high pressure air injection to waterflood.
Ben Nivens, Encore’s Chief Operating Officer, commented “The first quarter of 2009 was an outstanding quarter. Our production exceeded the high end of our guidance, led by drilling gains in the ExxonMobil Joint Venture, Haynesville, and Bakken. The Cedar Creek Anticline, which represents 28 percent of total net production, performed above expectations as the production decline continues to flatten. Our lease operating expense per BOE was lower than forecast. This was driven by the higher volumes and the Company’s focus on reducing costs. Our total operating expense was lower than forecast even with production 1,900 BOE/D above the mid-point of guidance.”
Liquidity Update
As previously announced, during the first quarter Encore’s borrowing base was reaffirmed at $1.1 billion before an adjustment of $200 million solely as a result of commodity derivatives monetization during the quarter. During the first quarter of 2009, the Company monetized certain commodity derivatives for net proceeds of approximately $190 million and used the proceeds to repay amounts outstanding under its revolving credit facility. As a result the borrowing base was revised downward to $900 million. Concurrent with the Encore redetermination, the syndicate of lenders underwriting Encore Energy Partner’s (“ENP”) revolving credit facility reaffirmed ENP’s $240 million borrowing base. The next borrowing base redetermination for both Encore and ENP is scheduled for October 2009.

Encore Acquisition Company
First Quarter 2009 Operations Update
Subsequent to the end of the quarter, the Company priced an underwritten public offering of $225 million of Senior Subordinated Notes due 2016 (the “Notes”), which bear interest at a rate of 9.50% per annum. The Notes were sold at 92.228% of par, which equates to an effective yield to maturity of approximately 11.125%. Encore closed the sale of the notes on April 27, 2009 and plans to use the net proceeds of the offering to repay outstanding borrowings under its revolving credit facility. The offering was made under Encore’s existing shelf registration statement previously filed with the Securities and Exchange Commission.
The provisions of the Company’s existing revolving credit facility require the Company’s borrowing base to be reduced by 33 1/3% of the principal amount of the Notes. As a result, the Company’s new borrowing base upon closing of the sale of the Notes is $825 million.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “Encore is proud of the first quarter development program and the strides we have made to enhance our liquidity position. We have begun to derisk the Cherry Creek prospect in the Bakken and witnessed our Haynesville wells and West Texas JV continuing to perform above expectations. Not only has this been a successful quarter in the field, but we have been able to improve our liquidity position. During the first quarter, we monetized some of our 2009 oil hedges and used the proceeds to reduce bank debt by $187 million. This hedge monetization also had the positive effect of reducing counterparty risk. Our high-yield offering further enhances our liquidity position. Since the beginning of 2009, Encore has reduced total debt by approximately $190 million and reduced the amount outstanding under its revolving credit facilities by $400 million. We start each year with an eye towards improving the Company. In light of the global financial crisis and the depressed commodity market, we knew heading into 2009 that this would be a challenge. But because of our drilling success, the flattening production at the Cedar Creek Anticline, and our increased liquidity position due to the hedge monetization and the bond offering, we have been able to do just that. Encore is fortunate to have resilient long-life properties. Now, we have a resilient balance sheet to match.”
Second Quarter 2009 Outlook
The Company expects the following in the second quarter of 2009:

Average daily wellhead production volumes	41,000 to 42,250 BOE/D
Average daily net profits production volumes	1,700 to 1,900 BOE/D
Average daily reported production volumes	39,100 to 40,550 BOE/D
Oil and natural gas related development and expl capital	$70 to $80 million
Unproved capital	$5 million
Lease operating expense	$12.00 to $13.00 per BOE
G&A expenses	$3.35 to $3.85 per BOE
Depletion, depreciation, and amortization	$18.50 to $19.00 per BOE
Production, ad valorem, and severance taxes	11% of wellhead revenues
Oil differential	-12% of NYMEX oil price
Natural gas differential — dry gas	-15% of NYMEX natural gas price
Income tax expense	39% effective rate
Income tax expense — current	$3 to $4 million
Conference Call Details

Encore Acquisition Company
First Quarter 2009 Operations Update
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, April 29, 2009 at 10:00 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 95469428.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 95469428. The replay will be available through May 13, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, drilling plans, the status of wells and expectations regarding completion, expected net profits interests, expected production volumes and decline rates, expected expenses (including, without limitation, expected reductions), expected taxes, expected capital expenditures, expected differentials, the results of converting air injection to water injection, growth rates, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital

Encore Acquisition Company
First Quarter 2009 Operations Update
markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com